Exhibit 10.2
THE GOLDMAN SACHS AMENDED AND RESTATED
STOCK INCENTIVE PLAN
PERFORMANCE-BASED RESTRICTED STOCK UNIT AWARD
     This Award Agreement sets forth the terms and conditions of the award (this “Award”) of performance-based restricted stock units (“PSUs”) granted to you under The Goldman Sachs Amended and Restated Stock Incentive Plan (the “SIP”) in accordance with the Goldman Sachs Long-Term Performance Incentive Plan (the “Plan”).
     1. The Plan and the SIP. This Award is made pursuant to the Plan and the SIP, the terms of both of which are incorporated in this Award Agreement. Capitalized terms used in this Award Agreement that are not defined in this Award Agreement or the Plan have the meanings as used or defined in the SIP. References in this Award Agreement to any specific Plan or SIP provision shall not be construed as limiting the applicability of any other Plan or SIP provision. In the event of a conflict between the terms of the Plan and the SIP, the terms of the SIP shall control. In light of the U.S. tax rules relating to nonqualified deferred compensation in Section 409A of the Code, to the extent that you are a United States taxpayer, certain provisions of this Award Agreement and of the Plan or the SIP shall apply only as provided in Paragraph 15.
     2. Award. The number of PSUs subject to this Award and the Date of Grant are set forth in the Award Statement delivered to you. A PSU is an unfunded and unsecured promise to deliver (or cause to be delivered) to you, subject to the terms and conditions of this Award Agreement (including the satisfaction of the Performance Goals (as defined below)), a share of Common Stock (a “Share”) on the Delivery Date or as otherwise provided herein. Until such delivery, you have only the rights of a general unsecured creditor, and no rights as a shareholder of GS Inc. [In addition, as set forth in your Award Statement, some or all of any Shares delivered pursuant to your PSUs may be subject to transfer restrictions following the Delivery Date as described in Paragraph 3(c)(iv).] This Award is conditioned on your executing the related signature card and returning it to the address designated on the signature card and/or by the method designated on the signature card by the date specified, and is subject to all terms, conditions and provisions of the Plan, the SIP and this Award Agreement, including, without limitation, the arbitration and choice of forum provisions set forth in Paragraph 12. By executing the related signature card (which, among other things, opens the custody account referred to in paragraph 3(c) if you have not done so already), you will have confirmed your acceptance of all of the terms and conditions of this Award Agreement.
     3. Performance, Vesting, Delivery [and Transfer Restrictions].
          (a) Performance Goals. Subject to Paragraphs 3(d), 7 and 9(g), the number of Shares delivered pursuant to this Award Agreement on each Delivery Date is dependent upon, and may vary based on, achievement of the performance goals (the “Performance Goals”) over the performance periods (“Performance Periods”), each as determined by the Committee (which, as defined in the Plan, means the committee appointed by the Board to administer the SIP unless otherwise determined by the Board) and set forth in your Award Statement. GS Inc. will notify you, following the end of the relevant Performance Period, whether or not each Performance Goal for that Performance Period has been satisfied. All your rights with respect to the Shares dependent upon satisfaction of a Performance Goal [(including any corresponding Dividend Equivalent Rights] [and any rights with regard to accrued dividend payments relating to Dividend Equivalent Rights as described in Paragraph 8]) shall immediately terminate and the corresponding PSUs (whether or not Vested) shall immediately cease to be Outstanding upon the Committee’s determination, in its sole discretion, that such Performance Goal has not been satisfied.
          (b) Vesting. Except as provided in this Paragraph 3 and in Paragraphs 2, 4, 6, 7, 9, 10 and 15, on each Vesting Date you shall become Vested in the number or percentage of PSUs specified next to such Vesting Date on the Award Statement (which may be rounded to avoid fractional Shares). While continued active Employment is not required in order to receive delivery of the Shares underlying your Outstanding PSUs that are or become Vested, all other terms and conditions of this Award Agreement (including, without limitation, satisfaction of the Performance Goals) shall continue to apply to such Vested PSUs, and failure to meet such terms and conditions may result in the termination of this Award (as a result of which, no Shares underlying such Vested PSUs would be delivered).
          (c) Delivery [and Transfer Restrictions].
               (i) Subject to satisfaction of the terms and conditions of this Award, the Delivery Date with respect to the number or percentage of your PSUs shall be the date specified next to such number or percentage of PSUs on your Award Statement. In accordance with Treasury Regulations (“Reg.”) § 1.409A-3(d), the Firm may accelerate delivery to a date that is up to 30 days before the Delivery Date specified on the Award Statement; provided, however, that in no event shall you be permitted to designate, directly or indirectly, the taxable year of the delivery.
               (ii) Except as provided in this Paragraph 3 and in Paragraphs 2, 4, 5, 6, 7, 9, 10 and 15, in accordance with Section 3.23 of the SIP, reasonably promptly (but in no case more than 30 Business Days) after each date specified as a Delivery Date (or any other date delivery of Shares is called for hereunder), Shares underlying the number or percentage of your then Outstanding PSUs with respect to which such Delivery Date (or other date) has occurred (which number of Shares may be rounded to avoid fractional Shares) shall be delivered by book entry credit to your Custody Account or to a brokerage account, as approved or required by the Firm. Notwithstanding the foregoing, if you are or become considered by GS Inc. to be one of its “covered employees” within the meaning of Section 162(m) of the Code, then you shall be subject to Section 3.21 of the SIP, as a result of which delivery of your Shares may be delayed.
               (iii) In accordance with Section 1.3.2(i) of the SIP, in the discretion of the Committee, in lieu of all or any portion of the Shares otherwise deliverable in respect of all or any portion of your PSUs, the Firm may deliver cash, other securities, other Awards or other property, and all references in this Award Agreement to deliveries of Shares shall include such deliveries of cash, other securities, other Awards or other property.
               (iv) [Except as provided in this Paragraph 3(c)(iv) and Paragraphs 3(d), 7, 9(g) and 13, until the date specified on your Award Statement as the “Transferability Date” (A) on each Delivery Date (or any other date delivery of Shares is called for hereunder),           % of gross delivered Shares underlying the number or percentage of PSUs specified next to such Delivery Date on your Award Statement (which may be rounded to avoid fractional Shares) will be subject to the “Transfer Restrictions” (as hereinafter defined) (such Shares, “Shares at Risk”) and shall not be permitted to be sold, exchanged, transferred, assigned, pledged, hypothecated, fractionalized, hedged or otherwise disposed of (including through the use of any cash-settled instrument), whether voluntarily or involuntarily by you (collectively referred to as the “Transfer Restrictions”) and any purported sale, exchange, transfer, assignment, pledge, hypothecation, fractionalization, hedge or other disposition in violation of the Transfer Restrictions shall be void; and (B) if and to the extent your Shares at Risk are certificated, the Certificates representing the Shares at Risk are subject to the restrictions in this Paragraph 3(c)(iv), and GS Inc. shall advise its transfer agent to place a stop order against your Shares at Risk. Notwithstanding the foregoing, if the applicable withholding rate at delivery of Shares underlying your PSUs equals or exceeds          %, all of the Shares delivered to you after the application of the withholding will be Shares at Risk. Within 30 Business Days after the Transferability Date (or any other date described herein on which the Transfer Restrictions are removed), GS Inc. shall take, or shall cause to be taken, such steps as may be necessary to remove the Transfer Restrictions.]
               (v) In the discretion of the Committee, delivery of Shares [(including Shares at Risk)] may be made initially into an escrow account meeting such terms and conditions as are determined by the Firm and may be held in that escrow account until such time as the Committee has received such documentation as it may have requested or until the Committee has determined that any other conditions or restrictions on delivery of Shares required by this Award Agreement have been satisfied. By accepting your PSUs, you have agreed on behalf of yourself (and your estate or other permitted beneficiary) that the Firm may establish and maintain an escrow account on such terms and conditions (which may include, without limitation, your (or your estate or beneficiary) executing any documents related to, and your (or your estate or beneficiary) paying for any costs associated with, such account) as the Firm may deem necessary or appropriate. Any such escrow arrangement shall, unless otherwise determined by the Firm, provide that (A) the escrow agent shall have the exclusive authority to vote such Shares while held in escrow and (B) dividends paid on such Shares held in escrow may be accumulated and shall be paid as determined by the Firm in its discretion.
          (d) Death. Notwithstanding any other Paragraph of this Award Agreement (except as provided in Paragraph 15), if you die prior to the Delivery Date [and/or the Transferability Date], your then Outstanding PSUs shall Vest, and the representative of your estate shall receive delivery of [(i) the number of Shares that would have otherwise been delivered on the relevant Delivery Date, if the Performance Period has ended prior to the time of death, or [(ii)          ], if the Performance Period has not ended prior to the time of death,] [and any Transfer Restrictions shall cease to apply], in each case [as soon as practicable after the date of death] [on the relevant Payment Date] and after such documentation as may be requested by the Committee is provided to the Committee. The Committee may adopt procedures pursuant to which you may be permitted to specifically bequeath some or all of your Outstanding PSUs under your will to an organization described in Sections 501(c)(3) and 2055(a) of the Code (or such other similar charitable organization as may be approved by the Committee).
     4. Termination of PSUs and Non-Delivery of Shares; [Termination of Shares at Risk].
          (a) Unless the Committee determines otherwise, and except as provided in Paragraphs 3(d), 6, 7, and 9(g), if your Employment terminates for any reason or you otherwise are no longer actively employed with the Firm, your rights in respect of your PSUs that were Outstanding but that had not yet become Vested prior to your termination of Employment immediately shall terminate, such PSUs shall cease to be Outstanding and no Shares shall be delivered in respect thereof. Unless the Committee determines otherwise, and except as provided in Paragraphs 3(d), 7, and 9(g), if your Employment terminates for any reason or you otherwise are no longer actively employed with the Firm, with respect to your PSUs that were Outstanding and that had become Vested, any Performance Goals applicable to such PSUs shall continue to apply as provided in Paragraph 3(a) [and any Transfer Restrictions shall continue to apply until the Transferability Date as provided in Paragraph 3(c)(iv)].
          (b) [Without limiting the application of Paragraphs 4(c), 4(d) and 4(f), and subject to Paragraphs 6(b) and 6(c), your rights in respect of the PSUs that are Vested on the Date of Grant shall terminate, such Outstanding PSUs shall cease to be Outstanding, and no Shares shall be delivered in respect thereof if[, prior to the earlier of _________, 20__ or the date on which your PSUs become deliverable following a Change in Control in accordance with Paragraph 7 hereof,] you engage in “Competition” (as defined in Paragraph 6(b)).]
          (c) Unless the Committee determines otherwise, and except as provided in Paragraphs 6 and 7, your rights in respect of all of your Outstanding PSUs (whether or not Vested) shall immediately terminate, such PSUs shall cease to be Outstanding and no Shares shall be delivered in respect thereof if:
               (i) you attempt to have any dispute under the Plan, the SIP or this Award Agreement resolved in any manner that is not provided for by Paragraph 12, Section 3.17 of the SIP or Section 6(h) of the Plan;
               (ii) any event that constitutes Cause has occurred;
               (iii) (A) you, in any manner, directly or indirectly, (1) Solicit any Client to transact business with a Competitive Enterprise or to reduce or refrain from doing any business with the Firm, (2) interfere with or damage (or attempt to interfere with or damage) any relationship between the Firm and any Client, (3) Solicit any person who is an employee of the Firm to resign from the Firm or to apply for or accept employment with any Competitive Enterprise or (4) on behalf of yourself or any person or Competitive Enterprise hire, or participate in the hiring of, any Selected Firm Personnel or identify, or participate in the identification of, Selected Firm Personnel for potential hiring, whether as an employee or consultant or otherwise, or (B) Selected Firm Personnel are Solicited, hired or accepted into partnership, membership or similar status (1) by a Competitive Enterprise that you form, that bears your name, in which you are a partner, member or have similar status, or in which you possess or control greater than a de minimis equity ownership, voting or profit participation or (2) by any Competitive Enterprise where you have, or are intended to have, direct or indirect managerial or supervisory responsibility for such Selected Firm Personnel;
               (iv) you fail to certify to GS Inc., in accordance with procedures established by the Committee, that you have complied, or the Committee determines that you in fact have failed to comply, with all the terms and conditions of the Plan, the SIP and this Award Agreement. By accepting the delivery of Shares under this Award Agreement, you shall be deemed to have represented and certified at such time that you have complied with all the terms and conditions of the Plan, the SIP and this Award Agreement;

               (v) the Committee determines that you failed to meet, in any respect, any obligation you may have under any agreement between you and the Firm, or any agreement entered into in connection with your Employment with the Firm or this Award, including, without limitation, the Firm’s notice period requirement applicable to you, any offer letter, employment agreement or any shareholders’ agreement to which other similarly situated employees of the Firm are a party;
               (vi) as a result of any action brought by you, it is determined that any of the terms or conditions for delivery of Shares in respect of this Award Agreement are invalid; [or]
               (vii) your Employment terminates for any reason or you otherwise are no longer actively employed with the Firm and an entity to which you provide services grants you cash, equity or other property (whether vested or unvested) to replace or substitute for, or otherwise in respect of, any Outstanding PSUs; [or]
               (viii) [GS Inc. fails to maintain the required “Minimum Tier 1 Capital Ratio” as defined under Federal Reserve Board Regulations applicable to GS Inc. for a period of 90 consecutive business days; or]
               (ix) [the Board of Governors of the Federal Reserve or the Federal Deposit Insurance Corporation (the “FDIC”) makes a written recommendation under Title II (Orderly Liquidation Authority) of the Dodd-Frank Wall Street Reform and Consumer Protection Act for the appointment of the FDIC as a receiver of GS Inc. based on a determination that GS Inc. is “in default” or “in danger of default.]
For purposes of the foregoing, the term “Selected Firm Personnel” means: (A) any Firm employee or consultant (1) with whom you personally worked while employed by the Firm, or (2) who at any time during the year immediately preceding your termination of Employment with the Firm, worked in the same division in which you worked; and (B) any Managing Director of the Firm.
          (d) [Unless the Committee determines otherwise, and except as provided in Paragraph 7, your rights in respect of all of your Shares at Risk immediately shall terminate and such Shares at Risk shall be cancelled if:
               (i) any event constituting Cause has occurred;
               (ii) the Committee determines that you failed to meet, in any respect, any obligation you may have under any agreement between you and the Firm, or any agreement entered into in connection with your Employment with the Firm or this Award, including, without limitation, the Firm’s notice period requirement applicable to you, any offer letter, employment agreement or any shareholders’ agreement to which other similarly situated employees of the Firm are a party;
               (iii) you fail to certify to GS Inc., in accordance with procedures established by the Committee, that you have complied, or the Committee determines that you in fact have failed to comply, with all the terms and conditions of the Plan, the SIP and this Award Agreement; or

               (iv) your Employment terminates for any reason or you otherwise are no longer actively employed with the Firm and an entity to which you provide services grants you cash, equity or other property (whether vested or unvested) to replace or substitute for, or otherwise in respect of, any Shares at Risk.]
          (e) For the avoidance of doubt, failure to pay or reimburse the Firm, upon demand, for any amount you owe to the Firm shall constitute (i) failure to meet an obligation you have under an agreement referred to in Paragraphs 4(c)(v) and 4(d)(ii), regardless of whether such obligation arises under a written agreement, and/or (ii) a material violation of Firm policy constituting Cause referred to in Paragraphs 4(c)(ii) and 4(d)(i).
          (f) Unless the Committee determines otherwise, without limiting any other provision in Paragraph 4(c) or 4(d), and except as provided in Paragraph 7, if the Committee determines that [during          ], you participated in the structuring or marketing of any product or service, or participated on behalf of the Firm or any of its clients in the purchase or sale of any security or other property, in any case without appropriate consideration of the risk to the Firm or the broader financial system as a whole (for example, where you have improperly analyzed such risk or where you have failed sufficiently to raise concerns about such risk) and, as a result of such action or omission, the Committee determines there has been, or reasonably could be expected to be, a material adverse impact on the Firm, your business unit or the broader financial system, your rights in respect of your PSUs awarded as part of this Award (whether or not Vested) immediately shall terminate, such PSUs shall cease to be Outstanding and no Shares shall be delivered in respect thereof (and any Shares, [payments pursuant to any Dividend Equivalent Rights,] [dividends paid on Shares at Risk] or other amounts paid or delivered to you in respect of this Award shall be subject to repayment in accordance with Paragraph 5) [and any Shares at Risk shall be cancelled].
     5. Repayment. The provisions of Section 2.6.3 of the SIP (which requires Award recipients to repay to the Firm amounts delivered to them if the Committee determines that all terms and conditions of this Award Agreement in respect of such delivery were not satisfied) shall apply to this Award. [In addition, if any payment or delivery is made under this Award Agreement based on materially inaccurate financial statements (which includes, but is not limited to, statements of earnings, revenues or gains) or any other materially inaccurate performance criteria, you shall be obligated to repay to GS Inc., immediately upon demand therefor, any excess amount paid and/or any excess Shares delivered (or the fair market value thereof), as determined by the Committee in its sole discretion.]
     6. [Extended Absence,] [Retirement, and] Downsizing.
          (a) [Notwithstanding any other provision of this Award Agreement, but subject to Paragraph 6(b), in the event of the termination of your Employment (determined as described in Section 1.2.19 of the SIP) by reason of [Extended Absence] or [Retirement] (as defined below), the condition set forth in Paragraph 4(a) shall be waived with respect to any PSUs that were Outstanding but that had not yet become Vested prior to such termination of Employment (as a result of which such PSUs shall become Vested), but all other terms and conditions of this Award Agreement shall continue to apply (including any applicable Performance Goals [and/or Transfer Restrictions)].] [Notwithstanding anything to the contrary in the Plan or the SIP or otherwise, “Retirement” means termination of your Employment (other than for Cause) at a time when [(i) (A) the sum of your age plus years of service with the Firm (as determined by the Committee in its sole discretion) equals or

exceeds           and (B) you have completed at least           years of service with the Firm (as determined by the Committee in its sole discretion)] [or, if earlier, (ii) (A) you have attained age           and (B) you have completed at least           years of service with the Firm (as determined by the Committee in its sole discretion)].] [Any termination of Employment by reason of [Extended Absence] or [Retirement] shall not affect any applicable Performance Goals which shall continue to apply as provided in Paragraph 3(a), [and/or any Transfer Restrictions which shall continue to apply until the Transferability Date as provided in Paragraph 3(c)(iv)]].
          (b) [Without limiting the application of Paragraph 4(c), 4(d) and 4(f), your rights in respect of your Outstanding PSUs that become Vested in accordance with Paragraph 6(a) immediately shall terminate, such Outstanding PSUs shall cease to be Outstanding, and no Shares shall be delivered in respect thereof if, prior to the original Vesting Date with respect to such PSUs, you engage in Competition. Notwithstanding the foregoing, unless otherwise determined by the Committee in its discretion, [this Paragraph 6(b) will not] [neither this Paragraph 6(b) nor Paragraph 4(b) will] apply to your Outstanding PSUs if your termination of Employment by reason of Extended Absence or Retirement is characterized by the Firm as “involuntary” or by “mutual agreement” other than for Cause and if you execute such a general waiver and release of claims and an agreement to pay any associated tax liability, both as may be prescribed by the Firm or its designee. No termination of Employment initiated by you, including any termination claimed to be a “constructive termination” or the like or a termination for “good reason,” will constitute an “involuntary” termination of Employment or a termination of Employment by “mutual agreement.” For purposes of this Award Agreement, “Competition” means that you (i) form, or acquire a 5% or greater equity ownership, voting or profit participation interest in, any Competitive Enterprise, or (ii) associate in any capacity (including, but not limited to, association as an officer, employee, partner, director, consultant, agent or advisor) with any Competitive Enterprise.]
          (c) Notwithstanding any other provision of this Award Agreement and subject to your executing such general waiver and release of claims and an agreement to pay any associated tax liability, both as may be prescribed by the Firm or its designee, if your Employment is terminated without Cause solely by reason of a “downsizing,” the condition set forth in Paragraph 4(a) shall be waived with respect to your PSUs that were Outstanding but that had not yet become Vested immediately [prior to such termination of Employment (as a result of which such PSUs shall become Vested) [and Paragraph 4(b) shall not apply to your Outstanding PSUs that are Vested on the Date of Grant], but all other conditions of this Award Agreement shall continue to apply (including any applicable Performance Goals [and/or Transfer Restrictions)]. Whether or not your Employment is terminated solely by reason of a “downsizing” shall be determined by the Firm in its sole discretion. No termination of Employment initiated by you, including any termination claimed to be a “constructive termination” or the like or a termination for “good reason,” will be solely by reason of a “downsizing.” Your termination of Employment by reason of “downsizing” shall not affect any applicable Performance Goals which shall continue to apply as provided in Paragraph 3(a), [and/or Transfer Restrictions which shall continue to apply until the Transferability Date as provided in Paragraph 3(c)(iv)].
     7. Change in Control. Notwithstanding anything to the contrary in this Award Agreement (except as provided in Paragraph 15), in the event a Change in Control shall occur and within 18 months thereafter the Firm terminates your Employment without Cause or you terminate your Employment for Good Reason, you shall receive [on the relevant Delivery Date] delivery of [(a) the number of Shares that would have otherwise been delivered on the relevant Delivery Date, if the

Performance Period has ended prior to your termination, or (b) [          ], if the Performance Period has not ended prior to your termination], [and any Transfer Restrictions shall cease to apply].
     8. [Dividend Equivalent Rights;] [Dividends]. To the extent described in your Award Statement, each PSU shall include a Dividend Equivalent Right. Accordingly, with respect to each of your Outstanding PSUs with respect to which you receive a Dividend Equivalent Right, at or after the time of distribution of any regular cash dividend paid by GS Inc. in respect of a Share the record date for which occurs on or after the Date of Grant, you [shall be entitled to receive] [will accrue] an amount [(less applicable withholding)] equal to such regular dividend payment as would have been made in respect of [the Shares] [           of the Shares] underlying such Outstanding PSU. Payment in respect of a Dividend Equivalent Right shall [be made] [accrue] only with respect to PSUs that are Outstanding on the relevant record date. Each Dividend Equivalent Right shall be subject to the provisions of Section 2.8.2 of the SIP. [Accrued cash dividends relating to a Dividend Equivalent Right shall be deemed reinvested in additional Shares based on the Fair Market Value of the Shares on the date of reinvestment.] [The payment to you of accrued dividends relating to a Dividend Equivalent Right (less applicable withholding) is conditioned upon (and will occur within 30 days following) the delivery to you of the underlying Shares to which such dividends relate, and you shall have no right to receive any accrued dividend payments (including payments from deemed reinvestment of such dividend payments) relating to Shares that are not delivered hereunder (including, without limitation, due to a failure to satisfy the relevant Performance Goals.] [You shall be entitled to receive on a current basis any regular cash dividend paid by GS Inc. in respect of your Shares at Risk, or, if the Shares at Risk are held in escrow, subject to Paragraph 3(c)(v), the Firm will direct the transfer/paying agent to distribute the dividends to you in respect of your Shares at Risk.]
     9. Certain Additional Terms, Conditions and Agreements.
          (a) The delivery of Shares is conditioned on your satisfaction of any applicable withholding taxes in accordance with Section 6(k) of the Plan and Section 3.2 of the SIP. To the extent permitted by applicable law, the Firm, in its sole discretion, may require you to provide amounts equal to all or a portion of any Federal, State, local, foreign or other tax obligations imposed on you or the Firm in connection with the grant, vesting or delivery of this Award by requiring you to choose between remitting such amount (i) in cash (or through payroll deduction or otherwise) or (ii) in the form of proceeds from the Firm’s executing a sale of Shares delivered to you pursuant to this Award. In addition, if you are an individual with separate employment contracts (at any time on or after the Date of Grant), the Firm may, in its sole discretion, require you to provide for a reserve in an amount the Firm determines is advisable or necessary in connection with any actual, anticipated or potential tax consequences related to your separate employment contracts by requiring you to choose between remitting such amount (i) in cash (or through payroll deduction or otherwise) or (ii) in the form of proceeds from the Firm’s executing a sale of Shares delivered to you pursuant to this Award (or any other Outstanding Awards under the SIP or the Plan). In no event, however, shall any choice you may have under the preceding two sentences determine, or give you any discretion to affect, the timing of the delivery of Shares or the timing of payment of tax obligations.
          (b) If you are or become a Managing Director, your rights in respect of the PSUs are conditioned on your becoming a party to any shareholders’ agreement to which other similarly situated employees of the Firm are a party.

          (c) Your rights in respect of your PSUs are conditioned on the receipt to the full satisfaction of the Committee of any required consents (as described in Section 6(c) of the Plan and Section 3.3 of the SIP) that the Committee may determine to be necessary or advisable.
          (d) You understand and agree, in accordance with Section 3.3 of the SIP, by accepting this Award, you have expressly consented to all of the items listed in Section 3.3.3(d) of the SIP, which are incorporated herein by reference.
          (e) You understand and agree, in accordance with Section 3.22 of the SIP, that by accepting this Award you have agreed to be subject to the Firm’s policies in effect from time to time concerning trading in Shares and hedging or pledging Shares and equity-based compensation or other awards (including, without limitation, the Firm’s “Policies With Respect to Transactions Involving GS Shares, Equity Awards and GS Options by Persons Affiliated with GS Inc.”), and confidential or proprietary information, and to effect sales of Shares delivered to you in respect of your PSUs in accordance with such rules and procedures as may be adopted from time to time with respect to sales of such Shares (which may include, without limitation, restrictions relating to the timing of sale requests, the manner in which sales are executed, pricing method, consolidation or aggregation of orders and volume limits determined by the Firm). In addition, you understand and agree that you shall be responsible for all brokerage costs and other fees or expenses associated with your PSU Award, including without limitation, such brokerage costs or other fees or expenses in connection with the sale of Shares delivered to you hereunder.
          (f) GS Inc. may affix to Certificates representing Shares issued pursuant to this Award Agreement any legend that the Committee determines to be necessary or advisable (including to reflect any restrictions to which you may be subject under a separate agreement with GS Inc.). GS Inc. may advise the transfer agent to place a stop order against any legended Shares.
          (g) [Without limiting the application of Paragraphs 4(c), 4(d) and 4(f), if:
               (i) your Employment with the Firm terminates solely because you resigned to accept employment at any U.S. Federal, state or local government, any non-U.S. government, any supranational or international organization, any self-regulatory organization or any agency, or instrumentality of any such government or organization, or any other employer determined by the Committee, and as a result of such employment, your continued holding of your Outstanding PSUs [and/or Shares at Risk] would result in an actual or perceived conflict of interest (“Conflicted Employment”); or
               (ii) following your termination of Employment other than described in Paragraph 9(g)(i), you notify the Firm that you have accepted or intend to accept Conflicted Employment at a time when you continue to hold Outstanding PSUs [and/or Shares at Risk];
then, in the case of Paragraph 9(g)(i) only, the condition set forth in Paragraph 4(a) shall be waived with respect to any Outstanding PSUs that had not yet become Vested (as a result of which such PSUs shall become Vested) [and, in the case of Paragraphs 9(g)(i) and 9(g)(ii), any Transfer Restrictions shall cease to apply,] and, at the sole discretion of the Firm, you shall receive either a lump sum cash payment in respect of, or delivery of [(A) the number of Shares that would have otherwise been delivered on the relevant Delivery Date, if the Performance Period has ended prior to your termination, or (B) [_____], if the Performance Period has not ended prior to your termination,] in each case as soon as practicable after the Committee has received satisfactory documentation relating to your Conflicted Employment.]
          (h) In addition to and without limiting the generality of the provisions of Section 1.3.5 of the SIP or Section 2(e) of the Plan, neither the Firm nor any Covered Person shall have any liability to you or any other person for any action taken or omitted in respect of this or any other Award.
          (i) You understand and agree that, in the event of your termination of Employment while you continue to hold Outstanding Vested PSUs [and/or Shares at Risk,] you may be required to certify, from time to time, your compliance with all terms and conditions of the Plan, the SIP and this Award Agreement. You understand and agree that (i) it is your responsibility to inform the Firm of any changes to your address to ensure timely receipt of the certification materials, (ii) you are responsible for obtaining such certification materials by contacting the Firm if you do not receive certification materials, and (iii) failure to return properly completed certification materials by the deadline specified in the certification materials shall result in the forfeiture of all of your Outstanding PSUs [and Shares at Risk, as applicable,] in accordance with Paragraphs 4(c)(iv) [and 4(d)(iii)].
     10. Right of Offset. Except as provided in Paragraph 15(h), the obligation to deliver Shares [or to remove the Transfer Restrictions] under this Award Agreement is subject to Section 3.4 of the SIP and Section 6(l) of the Plan, which provide for the Firm’s right to offset against such obligation any outstanding amounts you owe to the Firm and any amounts the Committee deems appropriate [pursuant to any tax equalization policy or agreement].
     11. Amendment. The Committee reserves the right at any time to amend the terms and conditions set forth in this Award Agreement, and the Board may amend the Plan and the SIP in any respect; provided that, notwithstanding the foregoing and Sections 1.3.2(f), 1.3.2(h) and 3.1 of the SIP and Sections 2(b)(vi), 2(b)(viii) and 6(a) of the Plan, no such amendment shall materially adversely affect your rights and obligations under this Award Agreement without your consent; and provided further that the Committee expressly reserves its rights to amend the Award Agreement, the SIP and the Plan as described in Sections 1.3.2(h)(1), (2) and (4) of the SIP and Section 2(b)(viii)(1) of the Plan. Any amendment of this Award Agreement shall be in writing.
     12. Arbitration; Choice of Forum. BY ACCEPTING THIS AWARD, YOU UNDERSTAND AND AGREE THAT THE ARBITRATION AND CHOICE OF FORUM PROVISIONS SET FORTH IN SECTION 3.17 OF THE SIP AND SECTION 6(h) OF THE PLAN ARE EXPRESSLY INCORPORATED HEREIN BY REFERENCE AND, AMONG OTHER THINGS, PROVIDE THAT ANY DISPUTE, CONTROVERSY OR CLAIM BETWEEN THE FIRM AND YOU ARISING OUT OF OR RELATING TO OR CONCERNING THE PLAN, THE SIP OR THIS AWARD AGREEMENT SHALL BE FINALLY SETTLED BY ARBITRATION IN NEW YORK CITY, PURSUANT TO THE TERMS MORE FULLY SET FORTH IN SECTION 3.17 OF THE SIP AND SECTION 6(h) OF THE PLAN.
     13. Non-transferability.
          (a) Except as otherwise may be provided in this Paragraph or as otherwise may be provided by the Committee, the limitations on transferability set forth in Section 3.5 of the SIP and Section 6(b) of the Plan shall apply to this Award. Any purported transfer or assignment in violation of the provisions of this Paragraph 13, Section 3.5 of the SIP or Section 6(b) of the Plan shall be void. The Committee may adopt procedures pursuant to which some or all recipients of PSUs may transfer some or all of their PSUs [or Shares at Risk (which shall continue to be subject to the Transfer Restrictions until the Transferability Date)] through a gift for no consideration to any immediate family member (as determined pursuant to the procedures) or a trust in which the recipient and/or the recipient’s immediate family members in the aggregate have 100% of the beneficial interest (as determined pursuant to the procedures).
          (b) [Notwithstanding the foregoing, you may transfer this Award (and the rights and obligations hereunder), in whole or in part, to RBC Cees Trustee Limited (including any successor trustees, the “Trustees”), as trustees under the Trust Instrument, dated ____, 2010 (including the rules scheduled thereto, the “Trust Instrument”), constituting _________________, with this Award to be held for the designated account maintained for you by the Trustees; provided, however, that any such transfer is conditioned upon, and shall not be effective until, (i) the execution and delivery by you, the Trustees and any other parties designated by the Committee or its designee of an assignment and assumption agreement or other instrument in form and substance acceptable to the Committee or its designee in which the Trustees agree, among other things, to be bound by the terms and conditions of this Award Agreement, the SIP and the Plan (to the extent and in the manner set forth in such agreement or other instrument) and not to take or omit to take any action under the Trust Instrument if the action or omission conflicts with or is inconsistent with the terms and conditions of this Award Agreement, the SIP or the Plan, (ii) the execution and delivery by you, the Trustees and any other parties designated by the Committee or its designee of any other agreements or instruments deemed necessary or advisable by the Committee or its designee and (iii) the satisfaction of any other conditions deemed necessary or advisable by the Committee or its designee. All other purported transfers or assignments, including any further transfer or assignment by the Trustees, shall be governed by paragraph (a) of this Paragraph 13.]
     14. Governing Law. THIS AWARD SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK, WITHOUT REGARD TO PRINCIPLES OF CONFLICT OF LAWS.
     15. Compliance of Award Agreement and Plan with Section 409A. The provisions of this Paragraph 15 apply to you only if you are a United States taxpayer.
          (a) References in this Award Agreement to “Section 409A” refer to Section 409A of the Code, including any amendments or successor provisions to that Section and any regulations and other administrative guidance thereunder, in each case as they, from time to time, may be amended or interpreted through further administrative guidance. This Award Agreement and the provisions of the SIP and the Plan that apply to this Award are intended and shall be construed to comply with Section 409A (including the requirements applicable to, or the conditions for exemption from treatment as, a “deferral of compensation” or “deferred compensation” as those terms are defined in the regulations under Section 409A (“409A deferred compensation”), whether by reason of short-term deferral treatment or other exceptions or provisions). The Committee shall have full authority to give effect to this intent. To the extent necessary to give effect to this intent, in the case of any conflict or potential inconsistency between the provisions of the Plan (including, without limitation, Section 2(b) thereof), the SIP (including, without limitation, Sections 1.3.2 and 2.1 thereof) and this Award Agreement, the provisions of this Award Agreement shall govern, and in the case of any conflict or potential inconsistency between this Paragraph 15 and the other provisions of this Award Agreement, this Paragraph 15 shall govern.
          (b) Delivery of Shares shall not be delayed beyond the date on which all applicable conditions or restrictions on delivery of Shares in respect of your PSUs required by this Agreement (including, without limitation, those specified in Paragraphs 3(a), (c) and (d), 6(b) and (c) (execution of waiver and release of claims and agreement to pay associated tax liability) and 9 and the consents and other items specified in Section 3.3 of the SIP and Section 6(c) of the Plan) are satisfied, and shall occur by the March 15 coinciding with the last day of the applicable “short-term deferral” period described in Reg. § 1.409A-1(b)(4) in order for the delivery of Shares to be within the short-term deferral exception unless, in order to permit such conditions or restrictions to be satisfied, the Committee elects, pursuant to Reg. § 1.409A-1(b)(4)(i)(D) or otherwise as may be permitted in accordance with Section 409A, to delay delivery of Shares to a later date within the same calendar year or to such later date as may be permitted under Section 409A, including, without limitation, Reg. § 1.409A-2(b)(7) (in conjunction with Section 3.21.3 of the SIP and Section 6(d) of the Plan pertaining to Code Section 162(m)) and Reg. § 1.409A-3(d).
          (c) Notwithstanding the provisions of Paragraph 3(c)(iii) and Section 1.3.2(i) of the SIP, to the extent necessary to comply with Section 409A, any securities, other Awards or other property that the Firm may deliver in respect of your PSUs shall not have the effect of deferring delivery or payment, income inclusion, or a substantial risk of forfeiture, beyond the date on which such delivery, payment or inclusion would occur or such risk of forfeiture would lapse, with respect to the Shares that would otherwise have been deliverable (unless the Committee elects a later date for this purpose pursuant to Reg. § 1.409A-1(b)(4)(i)(D) or otherwise as may be permitted under Section 409A, including, without limitation and to the extent applicable, the subsequent election provisions of Section 409A(a)(4)(C) of the Code and Reg. § 1.409A-2(b)).
          (d) Notwithstanding the timing provisions of Paragraph 3(d), the delivery of Shares referred to therein shall be made after the date of death and during the calendar year that includes the date of death (or on such later date as may be permitted under Section 409A).
          (e) The timing of delivery or payment pursuant to Paragraph 7 shall occur on the earlier of (i) the Delivery Date or (ii) a date that is within the calendar year in which the termination of Employment occurs; provided, however, that, if you are a “specified employee” (as defined by the Firm in accordance with Section 409A(a)(2)(i)(B) of the Code), delivery shall occur on the earlier of the Delivery Date or (to the extent required to avoid the imposition of additional tax under Section 409A) the date that is six months after your termination of Employment (or, if the latter date is not during a Window Period, the first trading day of the next Window Period). For purposes of Paragraph 7, references in this Award Agreement to termination of Employment mean a termination of Employment from the Firm (as defined by the Firm) which is also a separation from service (as defined by the Firm in accordance with Section 409A).
          (f) [Notwithstanding any provision of Paragraph 8 or Section 2.8.2 of the SIP to the contrary, the Dividend Equivalent Rights with respect to each of your Outstanding PSUs that include a Dividend Equivalent Right shall be paid to you within the calendar year that includes the date of distribution of any corresponding regular cash dividends paid by GS Inc. in respect of a Share the record date for which occurs on or after the Date of Grant. The payment shall be in an amount

(less applicable withholding) equal to such regular dividend payment as would have been made in respect of the Shares underlying such Outstanding PSUs.]
          (g) The timing of delivery or payment referred to in Paragraph 9(g) shall be the earlier of (i) the Delivery Date or (ii) a date that is within the calendar year in which the Committee receives satisfactory documentation relating to your Conflicted Employment, provided that such delivery or payment shall be made only at such time as, and if and to the extent that it, as reasonably determined by the Firm, would not result in the imposition of any additional tax to you under Section 409A.
          (h) Paragraph 10, Section 3.4 of the SIP and Section 6(l) of the Plan shall not apply to Awards that are 409A deferred compensation.
          (i) Delivery of Shares in respect of any Award may be made, if and to the extent elected by the Committee, later than the Delivery Date or other date or period specified hereinabove (but, in the case of any Award that constitutes 409A deferred compensation, only to the extent that the later delivery is permitted under Section 409A).
          (j) You understand and agree that you are solely responsible for the payment of any taxes and penalties due pursuant to Section 409A.
     16. Headings. The headings in this Award Agreement are for the purpose of convenience only and are not intended to define or limit the construction of the provisions hereof.

     IN WITNESS WHEREOF, GS Inc. has caused this Award Agreement to be duly executed and delivered as of the Date of Grant.

THE GOLDMAN SACHS GROUP, INC.
By:

Name:
Title: